                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[x]      Soliciting Material Pursuant to [ss] 240.14a-11(c) or [ss] 240.14a-12

                    meVC Draper Fisher Jurvetson Fund I, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Millenco, L.P.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]      $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
                  1)  Title of each class of securities to which transaction applies:
                  .............................................................
                  2)  Aggregate number of securities to which transaction applies:
                  .............................................................
                  3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  .......................................................
                  4)  Proposed maximum aggregate value of transaction:
                  .......................................................
                  5)  Total fee paid:
                  .......................................................

[ ]      Fee paid previously with preliminary materials.

         [ ]      Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1)       Amount Previously Paid:  .............................
                  2)       Form, Schedule or Registration Statement No.:  .............................
                  3)       Filing Party:  .............................
                  4)       Date Filed:  .............................

                            MILLENNIUM PARTNERS, L.P.


   666 FIFTH AVENUE                                      TELEPHONE 212.841.4100
NEW YORK, NY 10103-0899                                   TELEFAX 212.841.4141


CONTACT
Media                                                       Investors
-----                                                       ---------
Paul Caminiti/Kim Levy/Keil Decker                          Robert Knapp
Citigate Sard Verbinnen                                     Millennium Partners
(212) 687-8080                                              (212) 841-4100


               MILLENNIUM PARTNERS PROPOSES NEW BOARD OF DIRECTORS
                   FOR MVC SHAREHOLDER MEETING ON FEBRUARY 28

             EXPERIENCED DIRECTOR SLATE COMMITTED TO ENHANCING VALUE
           OF LONG MISMANAGED FUND FOR BENEFIT OF ALL MVC SHAREHOLDERS
            ---------------------------------------------------------

         NEW YORK, NY -- JANUARY 31, 2003 -- Millennium Partners, L.P. ("Millennium") announced today that, through its subsidiary Millenco, L.P., it has proposed a slate of seven nominees to replace the existing MVC Capital (NYSE: MVC, "the Fund") Board at the annual meeting to be held on February 28, 2003. On December 19th, the Delaware Chancery Court overturned the election of three of the Fund's directors, including that of MVC's Chief Executive Officer John Grillos, on the grounds of proxy deception and breach of fiduciary duties and ordered MVC to hold new elections.

         The Board proposed by Millennium, MVC's largest shareholder, is committed to working on behalf of all of MVC's shareholders to enhance the value of the long mismanaged and under-performing Fund. Accordingly, Millennium today filed definitive proxy solicitation materials with the Securities and Exchange Commission asking fellow shareholders to support its slate of directors and intends to begin soliciting proxies from MVC shareholders.

         If elected, Millennium's director nominees' intend to appoint a seasoned investment manager capable of creating enhanced value for all MVC shareholders by managing the Fund as a more traditional Business Development Company (BDC). This would include: 1) investing in a more diverse portfolio of companies across a variety of industries, as opposed to pursuing management's current strategy of investing solely in Internet and information technology companies; 2) investing in mezzanine and income producing securities of more mature companies; and 3) increasing the dividend yield of the Fund in order to return value to shareholders in real time. It is Millennium's opinion that, if run properly as a more traditional BDC, MVC could trade at a premium to net asset value, as do many other BDCs.

         "Millennium's nominees include a talented group of professionals with relevant corporate finance, tax and investment experience," said Robert Knapp, Managing Director of Millennium Partners. "Importantly, our director slate owns approximately [86] times as many shares as the director slate proposed by the Fund, reflecting our commitment to MVC and dedication to maximizing the value of the Fund for all shareholders. We urge shareholders to take this opportunity to effect change at the Fund, which continues to trade at a discount to its cash value, reflecting the market's clear lack of confidence in John Grillos and his team."
         Millennium has proposed the following seven candidates for the MVC
Board:
         Robert Knapp, 36, is a managing director of Millennium Partners and specializes in identifying undervalued assets and turnaround situations. Under Mr. Knapp's supervision, Millennium has been an investor in MVC since 2000. He successfully led Millennium's effort to restructure the International Biotechnology Trust in 2000, and represented Millennium on the creditors committee that helped achieve a dramatic turnaround in the African mining company Ashanti Goldfields in 2002. In 2001 and 2002, he served as a director of Vietnam Frontier Fund, a Cayman Islands investment company.

         Gerald Hellerman, 65, is a distinguished former public servant and branch chief of the U.S. Securities and Exchange Commission. Beyond serving with the SEC as a financial analyst from 1962 until 1972 and a branch chief from 1967 to 1972, Mr. Hellerman also spent 17 years at the U.S. Department of Justice. He has been a principal of Hellerman Associates, a financial and corporate consulting firm with clients such as the U.S. Department of Justice and the National Oceanic Atmospheric Administration, a unit of the U.S. Department of Commerce, for the past 10 years. Mr. Hellerman has served as a director of Third Avenue Value Trust and is currently a director and president of The Mexico Equity and Income Fund.

         Bruce W. Shewmaker, 57, is managing director of Crossbow Ventures Inc., a non-registered investment management company and is a vice president of Crossbow Venture Partners Corp., the general partner of Crossbow Venture Partners LP, a licensed small business investment company, positions he has held since he co-founded Crossbow in 1999. Mr. Shewmaker is a former managing director of E*Offering Corp., an investment banking firm, and president of The U.S. Russia Investment Fund, Inc., an international private equity and debt fund. Mr. Shewmaker has served as a director of ML Oklahoma Venture Partners. He has also served as a director of several Crossbow portfolio companies.

         George W. Karpus, 56, is president and chief executive officer of Karpus Management, Inc., a registered investment advisor with approximately $700 million under management that he founded in 1986 and MVC's third largest shareholder. A well-known shareholder activist, he led Karpus Management's successful efforts to restructure First Australia Prime Income and the Mentor Income Fund. He is also a general partner of Apogee Partners, L.P., Garnsey Partners, L.P., Canalview Partners, L.P. and Fixed Income Yield Plus Partners, L.P., which are private investment partnerships.

         Emilio A. Dominianni, 71, is a retired partner of - and is currently a consultant to - the law firm of Coudert Brothers LLP, where he was a partner concentrating in corporate finance, acquisitions and corporate taxation matters from 1965 until 1997, and served as special counsel from 1998 until 2001. Mr. Dominianni is a consultant to Air Liquide America Corp., an industrial gas corporation. He is also director and secretary of American Air Liquide, Inc. and Air Liquide International Corp, and a director of Mouli Manufacturing Corp., a kitchen supply company. Mr. Dominianni is a certified public accountant.

         Robert S. Everett, 39, is a managing director and co-founder of Everett & Solsvig, Inc., a firm that assists equity and debt holders who own positions in troubled companies, and is currently serving as chief restructuring officer of Cornerstone Propane, L.P, a propane distribution company. Prior to Everett & Solsvig, Mr. Everett was a founder of Kulen Capital, L.P., a middle market private investment fund. Prior to joining Kulen Capital, Mr. Everett was a vice president at Merrill Lynch Capital Corp., where he was responsible for managing debt and equity investments in the firm's $1.2 billion, 60 company portfolio.

         Terry Feeney, 45, is vice chairman and chief operating officer of Millennium Partners and has more than 20 years experience in securities operations. Prior to joining Millennium Partners, Mr. Feeney was an audit partner in the financial services division of Ernst & Young, LLP, specializing in broker dealers. Mr. Feeney is a CPA and a member of the American Institute of Certified Public Accountants and the Securities Industry Association.

         Millennium welcomes comments and suggestions from MVC shareholders at mevcshareholders@yahoo.com. For more information, shareholders can visit www.mevcshareholders.com.

                                      # # #

To the extent that the foregoing release may be considered a "solicitation," as defined by SEC regulations, such solicitation is being made by Millenco. L.P., a Delaware limited partnership, which is a broker-dealer and member of the American Stock Exchange. The general partner of Millenco is Millennium Management, LLC, a Delaware limited liability company. The sole manager of Millennium Management, LLC is Israel A. Englander. The principal office of Millenco, Millennium and Mr. Englander is 666 Fifth Avenue, New York, New York 10103.

For a description of the Millenco's direct or indirect interests in the Fund, we refer you to the Amendment No. 2 to Schedule 13D, filed by Millenco, L.P., on or about January 16, 2003 with the Securities and Exchange Commission. That Schedule may be found at:
www.sec.gov/Archives/edgar/data/1132413/000089109203000049/e14150sc13da.txt.

Millenco, L.P. has filed its definitive proxy statement with the Securities and Exchange Commission, and it will file additional solicitation material with the SEC in the future. SHAREHOLDERS SHOULD READ SUCH PROXY STATEMENT AND OTHER SOLICITATION MATERIAL CAREFULLY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. ANY AND ALL PROXY STATEMENTS AND OTHER MATERIAL FILED IN CONNECTION WITH THE SHAREHOLDERS MEETING WILL BE AVAILABLE, FOR FREE, AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE WWW.SEC.GOV AND AT WWW.MEVCSHAREHOLDERS.COM. IN ADDITION, MILLENCO WILL MAKE AVAILABLE WITHOUT CHARGE, VIA EMAIL, ANY PROXY STATEMENT OR OTHER SOLICITATION MATERIAL IT MIGHT ISSUE, TO SHAREHOLDERS WHO REQUEST IT BY CONTACTING US AT: MEVCSHAREHOLDERS@YAHOO.COM.